Exhibit 99.1

Kulicke & Soffa Pte Ltd 6 Serangoon North Ave 5 #03-16 Singapore 554910
65.6880.9600 phone 65.6880.9580 fax www.kns.com

Kulicke & Soffa Appoints Mui Sung Yeo as Independent Board Member

Singapore – October 3, 2012 - Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (“K&S” or the “Company”) today announced the appointment of Mui Sung Yeo to its Board of Directors. In addition, Ms. Yeo will serve on the Company’s Audit Committee.

Ms. Yeo has more than 30 years of experience spanning financial, management and operations responsibilities. She is currently Chief Financial Officer of MediaCorp Pte Ltd., a position she has held since September 2007. Ms. Yeo previously served as Chief Financial Officer and Group Vice President at United Test & Assembly Center Ltd. from October 1999 to September 2007. Earlier in her career she held positions at F&N Coca Cola, Baxter Healthcare, Archive and Texas Instruments. Ms. Yeo graduated magna cum laude with a Bachelor of Science in Business Administration, majoring in Accounting, from the University of San Francisco.

MacDonell Roehm, Chairman of the K&S Board of Directors, said, “We are pleased to welcome Ms. Yeo to the Company’s Board of Directors. Her unique perspective gained from working extensively in the semiconductor assembly and test industry, along with her strong financial background, will make her a valued contributor to the K&S Board as the Company continues to focus on maximizing operating efficiencies, leveraging its technological expertise and increasing shareholder value.”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions, adding die and wedge bonders and a broader range of expendable tools to its core ball bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Contacts: Kulicke & Soffa Industries, Inc. Sheila Frese Public Relations P: +1-949-660-0440 F: +1-949-660-0444 sfrese@kns.com

Kulicke & Soffa Industries, Inc.
Joseph Elgindy
Investor Relations & Strategic Planning
P: +1-215-784-7518
F: +1-215-784-6180
jelgindy@kns.com

Global IR Partners
David Pasquale
P: +1-914-337-8801
klic@globalirpartners.com

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